SALOMON SMITH BARNEY
--------------------
          A member of Citigroup


CONFIDENTIAL
------------

November 5, 1999

The Board of Directors
Sierra Pacific Resources
6226 West Sahara Avenue
Las Vegas, Nevada  89102

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Sierra Pacific Resources ("Sierra") of the consideration to be paid by Sierra pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated November 5, 1999 (the "Agreement"), between Enron Corp. ("Enron") and Sierra. As more fully described in the Agreement, Sierra will purchase from Enron all of the outstanding shares of the common stock, par value $3.75 per share, of Portland General Electric Company, a wholly owned subsidiary of Enron ("PGE"), and Sierra will purchase from Portland General Holdings, Inc., a wholly owned subsidiary of Enron, all of the outstanding shares of the common stock, par value $1.00 per share, of PGH II, Inc. ("PGH II" and, together with PGE, the "PGE Entities"), for a total purchase price of $2.1 billion in cash (the "Aggregate Consideration" and, such transaction, the "Stock Purchase"), subject to adjustment as specified in the Agreement.

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Sierra and certain senior officers and other representatives of Enron and the PGE Entities concerning the businesses, operations and prospects of the PGE Entities. We examined certain available business and financial information relating to the PGE Entities as well as certain financial forecasts and other information and data relating to the PGE Entities which were provided to or otherwise discussed with us by the managements of Sierra, Enron and the PGE Entities, including information relating to certain strategic implications and operational benefits anticipated to result from the Stock Purchase. We reviewed the financial terms of the Stock Purchase as set forth in the Agreement in relation to, among other things, the financial condition and historical and projected earnings and other operating data of the PGE Entities and the capitalization of the PGE Entities. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Stock Purchase and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the PGE Entities. We also evaluated the potential pro forma financial impact of the Stock Purchase on Sierra. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Sierra, Enron and the PGE Entities that such forecasts and other information and data were reasonably prepared on bases

SALOMON SMITH BARNEY
--------------------
          A member of Citigroup

The Board of Directors
Sierra Pacific Resources
November 5, 1999
Page 2


reflecting the best currently available estimates and judgments of the respective managements of Sierra, Enron and the PGE Entities as to the future financial performance of the PGE Entities and the best currently available estimates and judgments of the management of Sierra as to the strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Stock Purchase. We have assumed, with your consent, that in the course of obtaining the necessary regulatory approvals for the Stock Purchase no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Sierra or the PGE Entities or the contemplated benefits of the Stock Purchase to Sierra. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise of the PGE Entities nor have we made any physical inspection of the properties or assets of the PGE Entities. We express no view as to, and our opinion does not address, the relative merits of the Stock Purchase as compared to any alternative business strategies that might exist for Sierra or the effect of any other transaction in which Sierra might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to Sierra in connection with the Stock Purchase and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Stock Purchase. We also will receive a fee upon the delivery of this opinion. We have in the past provided investment banking services to Sierra and Enron unrelated to the proposed Stock Purchase, for which services we have received compensation. We and our affiliates will be participating in the financing of the Stock purchase, for which services we and our affiliates also will receive compensation. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Sierra, Enron and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of directors of Sierra in its evaluation of the proposed Stock Purchase and may not be relied upon by any third party. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney Inc. be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be paid by Sierra in the Stock Purchase is fair, from a financial point of view, to Sierra.

Very truly yours,


/s/ Salomon Smith Barney Inc.